Exhibit 10.15

AUTOMATED TELLER MACHINE

SPONSORSHIP AGREEMENT

THIS AUTOMATED TELLER MACHINE SPONSORSHIP AGREEMENT (“Agreement”) is made this 12th day of NOVEMBER 2002 (“Effective Date”), by and between Global Cash Access, L.L.C. (“Company”), a Delaware limited liability company, with its principal place of business located at 3525 East Post Road, Suite 120, Las Vegas, Nevada 89120, and Western Union Bank (“Bank”), an industrial bank organized under the laws of the State of Colorado with its principal place of business located at 6200 South Quebec Street, Greenwood Village, CO 80111, with reference to the following:

RECITALS

Whereas, Company desires to deploy and operate Automated Teller Machines and point-of-sale terminals (collectively, “ATMs”) in various locations which will be connected to the electronic funds transfer networks (the “Networks”) identified on Schedule A hereto and as otherwise agreed upon from time to time in writing by the parties, and

Whereas, Company is ineligible to become a member of, or to participate in, the Networks; and

Whereas, the Networks permit entities which are not eligible for membership to connect ATMs to the Networks, provided a member of such Network agrees to assume certain responsibilities to the Networks (“Sponsorship”); and

Whereas, the Bank is or will become a member of the Networks and may sponsor Company for the purpose of enabling Company to connect its ATMs to the Networks.

NOW, THEREFORE, for and in consideration of the mutual covenants and premises, the promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

DUTIES OF COMPANY

Section 1. Network Registration

Company shall complete all registration forms, applications and/or other documents that are required of the Company by the Networks from time to time. Company shall be solely responsible for all registration costs of Networks and/or ATMs which it may incur during the term of this Agreement Except as otherwise agreed in writing between the parties, Company shall not be responsible for any costs incurred by Bank in connection with Bank establishing or maintaining its membership in the Networks in good standing or Bank abiding by all of the Network Requirements applicable to Bank.

Section 2. ATM Deployment and Operation

A.	Company will provide and install ATMs in casinos, airports and other business establishments and will be solely responsible for the cost, installation, operation, maintenance and repair of each ATM including, but not limited to, electrical and communications connections in compliance with the equipment manufacturer specifications and the applicable Network’s operating rules, graphic standards and technical specifications established by Networks for operation thereof and/or written requirements published by Networks from time to time (collectively, the “Network Requirements”), as may be amended or modified from time to time, all of which are incorporated herein by reference as if fully set forth herein. Company acknowledges having received a copy of the Network Requirements as of the Effective Date.

B.	Company shall, upon request by Bank, provide notice to Bank of each ATM location and shall properly register and continue to register each ATM location as may be required by each of the Networks and/or applicable law or regulation. Bank may, in its sole discretion, decline to sponsor any ATM location into any of the Networks.

C.	Company shall be responsible for providing all cash, cash servicing, processing services and settlement for each ATM deployed and operated under this Agreement. Company shall control, in its sole and absolute discretion, the account into which all settlement funds are to be deposited, which account need not be at Bank, provided however, that upon Bank’s request, Company shall inform Bank of the account number and bank at which such settlement account(s) is maintained. If such services are to be provided to Company through third parties (“Service Provides”), the Company shall, upon request, and subject to any applicable confidentiality provisions, promptly furnish Bank with the name or names and addresses of any Service Provider through which Company acquires such services and a copy of the agreement between Company and Service Provider pursuant to which such services are provided (“Provider Agreement”). Company agrees (i) that all Provider Agreements will include a provision requiring that Service Providers agree to promptly furnish Bank with any information requested by Bank relating to the Sponsorship, the Networks, or the ATMs connected to the Networks hereunder and to otherwise cooperate with the Bank in connection therewith, and (ii) to use its best efforts to cause Service Providers to comply with such provision.

D.	Company shall timely pay all obligations to third parties as they become due, whether arising under the Network Requirements or otherwise, in connection with its provision of cash, cash servicing, processing services and settlement for ATMs deployed and operated by Company, including but not limited to, obligations to the Networks or any other participant in the Networks.

E.

Company agrees, in connection with all of the functions and activities provided for in this Agreement, that it will fully cooperate with Bank in all matters regarding the performance of this Agreement, including, without limitation, making all appropriate personnel and records available to Bank for purposes of monitoring, auditing, and decision making regarding Bank’s Sponsorship of Company and its ATMs and to discuss and consult with Bank personnel and implement, to the extent reasonably possible, all decisions and policies requested to be followed by Bank in connection therewith.

F.	Company shall deliver to Bank, within five (5) business days of receipt, a copy of any and all notices or correspondence it receives from (i) any Network, (ii) any federal, state or local governmental authority, or (iii) any other third party, including, without limitation, any financial or depository institution, relating to a Network, the Sponsorship, ATMs connected to any Network hereunder, or the performance of this Agreement.

G.	Company agrees to provide to Bank such reports and other information as reasonably may be requested by Bank from time to time to monitor the activities of Company with respect to the Sponsorship. In addition, Company shall furnish to Bank, within thirty (30) days of Bank’s written request, an analysis reflecting all transactions of ATMs connected to Networks hereunder for all periods requested and providing information reasonably specified by Bank relative thereto, all in sufficient information and detail to support an audit, all subject to the applicable confidentiality requirements under the Network Requirements.

H.	Bank’s Sponsorship of Company and its ATMs hereunder is non-exclusive, and this Agreement shall in no way prohibit Company from obtaining from any third party any other sponsorship with respect to the Networks or any other electronic funds transfer network.

Section 3. Scope of Authority

The authority of Company shall not exceed that which is expressly provided for in this Agreement. It is the intent and purpose of this Agreement that Company shall be and at all times remain only an independent contractor and nothing herein shall be construed or inferred to create the relationship of employer and employee, partnership, joint venture partner, agency, consultant or any other relationship between Bank and Company.

Section 4. Sublicense to Use Network Marks

Bank hereby grants Company a nonexclusive, nontransferable sub-license to use the trademarks, service marks, names logos or other indicia of origin that have been licensed to Bank by the Networks (collectively, the “Marks”), provided, however, that Company’s use of the Marks is subject to all of the terms and conditions applicable to Bank’s use of the Marks. A copy of the relevant portions of the agreements pursuant to which the Marks have been licensed to Bank shall be provided to Company.

Section 5. Regulatory Review

It is understood and agreed by the parties hereto that the provision of the Sponsorship services rendered by Bank may be subject to regulation or examination by federal or state regulatory agencies, including, without limitation, the FDIC and the Colorado Division of Banking. Company shall submit and furnish (and shall require its processors to submit and furnish) to any such agency such reports or other data as shall be reasonably requested by such agency or required under applicable law. Company shall, upon receipt of any such request that is not received by Company through Bank, notify Bank, and prior to submission of any such reports or data, shall provide the Bank with copies of such submissions, unless otherwise provided by applicable law.

Section 6. Company Warranties, Representations and Disclosures

Company warrants and represents to the Bank as follows:

A.	This Agreement is valid, binding and enforceable against Company in accordance with its terms.

B.	Company is a limited liability company duly incorporated, validly existing, and in good standing under the laws of the state of its formation and authorized to do business in each state in which the nature of Company activities make such authorization necessary or required.

C.	Company has the full power and authority to execute and deliver this Agreement and perform all of its obligations hereunder. The provisions of this Agreement and the performance by Company of its obligations hereunder are not in conflict with Company’s Certificate of Formation, Limited Liability Company Agreement, or any agreement, contract, lease or obligation to which Company is a party or by which it is bound.

D.	Neither Company nor any principal of Company has been the subject of any (i) criminal conviction (except minor traffic offenses and other petty offenses); (ii) bankruptcy filing or petition; (iii) federal, state or local tax lien; (iv) administrative or enforcement proceeding commenced by Securities or Exchange Commission, state securities regulatory authority, state gaining authority, the Federal Trade Commission, or any other state or federal regulatory agency; or (v) restraining order, decree, injunction, or judgment in any proceeding or lawsuit alleging fraud or deceptive practice on the part of Company or any principal thereof. For the purposes of this subsection, the word “principal” shall include any person directly or indirectly owning five percent (5%) or more of Company, any officer or director of Company, any person actively participating in the control of Company’s business, and any spouse of any of the foregoing.

E.	There is not now pending or, to the Company’s knowledge, threatened against the Company or any principal, any litigation or proceeding, judicial, tax or administrative, the outcome of which might adversely affect the continuing operations of the Company.

F.	The Company’s financial statements, subject to any limitations stated therein, which have been or which hereafter shall be furnished to the Bank to induce it to enter into the Agreement and/or continue this Agreement do or will fairly represent the financial condition of the Company, and all other information, reports and other papers furnished the Bank will be, at the time the same are furnished, accurate and complete in all material respects and complete insofar as completeness may be necessary to give the Bank a true and accurate knowledge of the subject matter, and said statements were prepared in accordance with generally accepted accounting principles.

Section 7. Costs and Expense

Except as expressly provided herein, Company shall promptly reimburse Bank for any costs and expenses incurred by Bank directly in connection with Bank’s Sponsorship of Company and its ATMs pursuant to this Agreement.

Section 8. Use of Bank Marks

Company shall not use Bank’s trademarks, service marks, names logos or other indicia of origin (the “Bank Marks”) for any reason or use or refer to Bank in any advertisements, sales, presentation or marketing materials, without the written consent of Bank, which consent shall not be unreasonably withheld. Bank shall have the right to audit and inspect the manner in which Company is using the Bank Marks and approve or disapprove in its sole discretion in advance any advertising or other materials bearing a Bank Mark prior to the use or distribution of any such material, including without limitation any materials intended to be affixed to ATMs which incorporate any Bank Mark. Company shall submit samples of such materials to Bank promptly upon Bank’s request. Any use of the Bank Marks by Company shall comply with standards, specifications and directives determined by Bank from time to time in its sole discretion, including quality standards. Any use of the Bank Marks by Company shall inure to the benefit of Bank.

Section 9. Compliance

Company shall comply with all operating rules and by-laws promulgated by each of the Networks and all federal, state and local laws, regulations and ordinances applicable to Company’s business generally and the performance of its obligations hereunder.

Section 10. Financial Condition

A.	Company will promptly give written notice to Bank of any material adverse change in the business, properties, assets, operations or conditions, financial or otherwise, of the Company, and the pending or overt threat of litigation involving the sum of $1,000,000 or more and of all tax deficiencies and other proceedings before governmental bodies or officials affecting the Company.

B.	As soon as possible and in any event within sixty (60) days after the end of each quarter, commencing with the Effective Date, Company will provide Bank with a copy of Company’s balance sheet as of the end of the previous quarter and related profit, loss and surplus statements.

Section 11. Pledged Account

A.

On or prior to the Effective Date, Company shall establish and maintain with the Bank at all times during the term of this Agreement cash on deposit (to be maintained in a segregated deposit account), obligations of the U.S. or its agencies, or obligations fully guaranteed by the U.S. or its agencies as to principal and interest, in the amount of not less than ten thousand ($10,000) dollars (or such higher amount as determined under Section 11D below) as security for any obligations of Company under this Agreement (the “Pledged Account”).

B.	Company shall pledge and assign to Bank, and shall grant to Bank a continuing security interest in, and exclusive possession and control over, all of its right, title and interest in the Pledged Account, as well as any interest and any other funds added to the Pledged Account which may increase the amount in the Pledged Account. Company shall execute and deliver to the Bank such documentation as may be reasonably required to facilitate the pledge required by this section.

C.	Company shall authorize Bank to restrict withdrawals from the Pledged Account until ninety (90) days after this Agreement is terminated and any and all of the obligations of Company have been paid in full. Bank may withdraw any amounts owed to Bank as a result of Company’s failure to duly perform and observe its obligations under this Agreement.

D.	The amount required to be maintained in the Pledged Account shall be subject to periodic review by the parties to assure that such amount provides Bank adequate security for any obligations of Company under this Agreement; provided, however, that such amount may not be increased or decreased without the prior written consent of both Company and Bank.

Section 12. Compensation to Bank

A.	For its services under this Agreement, Company shall pay to Bank $0.005 for each completed transaction (regardless of type) that is transmitted through any of the Networks by a Company ATM that is sponsored by Bank hereunder. Payment shall be made on a monthly basis payable in good funds within thirty (30) days after the last day of the calendar month in which the fee accrued.

B.	This Agreement and the terms and conditions upon which the Sponsorship services are provided by Bank to Company shall be subject to an annual review by the parties to assure that such fees are reasonable, competitive and customary in the industry and not materially different from similar fees charged by other providers in the industry; provided, however that such the amount of such fees may not be increased or decreased without the prior written consent of both Company and Bank.

DUTIES OF BANK

Section 13. Network Membership and ATM Sponsorship

A.	Bank shall maintain (at its expense) its membership in the Networks in good standing and shall abide by all of the Network Requirements applicable to the Bank; provided, however, that Bank may elect to terminate its membership at any time by giving Company ninety (90) days notice of its intention to terminate its membership. Nothing herein shall be deemed to obligate the Bank to attempt to maintain membership in any Network if any Network has elected to terminate the Bank’s membership. Except as otherwise agreed in writing between the parties, Bank shall bear all costs and expenses associated with its obligations under this paragraph.

B.	Bank shall sponsor ATMs deployed by Company and connected to the Networks in accordance with this Agreement, except as otherwise provided for herein.

C.	Bank shall be under no obligation to provide services beyond the Sponsorship services expressly provided for in this Agreement.

D.	Company acknowledges that Bank makes no representations or warranties, express or implied, regarding the Networks, the Sponsorship services, the Marks or the Bank Marks, including without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose, infringement or otherwise (irrespective of any course of dealing, custom or usage of trade of any services or any goods provided incidental to the Networks or Sponsorship services), and Company shall not make any statement or take any action that would indicate or imply otherwise.

TERM OF AGREEMENT; TERMINATION

Section 14. Term and Termination

A.	The initial term of this Agreement shall be for a period of two (2) years, commencing on the Effective Date. After the initial term, this Agreement shall continue for successive one (1) year renewal periods.

B.	Either party may terminate this Agreement upon providing written notice of termination to the other party at least sixty (60) days prior to the effective date of termination.

C.	Notwithstanding any provision in this Agreement to the contrary, Bank may terminate this Agreement immediately and without notice to Company if (i) its membership in any of the Networks is involuntarily terminated; (ii) Company fails to comply with any Network Requirements; (iii) Company breaches any provision in this Agreement, which breach remains uncured for fifteen (15) days after written notice; (iv) Company fails to comply with any federal, state, or local law, regulation or ordinance, which failure to comply remains uncured for fifteen (15) days after written notice (except that 15 days’ notice shall not be required in the event that a restraining order or similar order has been entered); (v) Company fails to pay any obligation owed to Bank, any Network, any affiliate of a Network, another participant in a Network or its processor, whether such obligation is owed hereunder or under the Network Requirements; (vi) any financial statement, representation, warranty, statement or certificate furnished to Bank by Company is inaccurate or misleading; (vii) Bank believes, after due inquiry, that continuing this Agreement may cause it to violate any federal, state, or local law, regulation or ordinance or the Network Requirements; (viii) Company no longer meets a Network’s participation eligibility requirements in effect from time to time; (ix) a Network terminates or suspends the rights of Company to participate in the Network as a sponsored entity; or (x) Company is the subject of a bankruptcy or insolvency proceeding, or a trustee or receiver has been appointed for any substantial part of Company’s property.

D.

Company agrees with Bank that its ability to participate in each of the Networks shall terminate upon the earlier of (i) expiration or termination of this Agreement and (ii) ninety (90) days after expiration or termination of Bank’s membership agreement with such

Network unless such Network determines that its is necessary to make termination immediately effective in order to protect the Network, other participants in the Network or the Network’s parents or affiliates from any substantial harm.

GENERAL PROVISIONS

Section 15. Indemnification and Limitation of Liability

A.	Company shall indemnify and hold harmless Bank, its parent or affiliates, and its or their respective officers, directors, employees and permitted assigns, from and against any and all direct or contingent liabilities, costs, fees, claims, damages, losses or expenses, and causes of action, including, but not limited to, Networks’ charges and fines, reasonable attorneys fees, judgments and decrees (collectively, “Claims”), resulting or arising from, caused by or attributable to, any of the following:

(i) any misrepresentation, breach of warranty or non-fulfillment of any covenant of this Agreement;

(ii) the failure of Company or its officers, employees, agents (including, without limitation, any processor or Service Provider) or representatives to abide by any requirement imposed by this Agreement or the Network Requirements;

(iii) the violation by Company or its employees, agents (including, without limitation, any processor or Service Provider) or representatives of any law, statute, rule, regulation, judgment, executive order and similar mandate of any federal, state or local governmental authority;

(iv) the misuse of the Marks by Company or its employees, agents (including, without limitation, any processor or Service Provider) or representatives;

(v) claims asserted by the Networks, any of their affiliates, all other participants in any of the Networks and their processors, and consumers in connection with Company’s participation in the Networks; or

(vi) the willful misconduct, fraud, intentional tort or gross negligence of Company or its employees, agents (including, without limitation, any processor or Service Provider) or representatives involving Company’s use of, or participation in, the Networks.

B.	Company shall promptly notify Bank of any Claims of which it becomes aware of which may give rise to a right of indemnification pursuant to this Agreement.

C.

BANK’S MONETARY LIABILITY TO COMPANY UNDER THIS AGREEMENT SHALL BE LIMITED TO THE LESSER OF TEN THOUSAND DOLLARS ($10,000) OR THE AMOUNT OF ACTUAL DAMAGES SUFFERED BY COMPANY. IN NO EVENT SHALL BANK, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS, BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, CONSEQUENTIAL, SPECIAL,

INDIRECT, EXEMPLARY, INCIDENTAL, PUNITIVE OR ANY OTHER DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 16. Records and Confidentiality; Auditing Rights

A.	Company shall maintain transaction records and other data relating to the operation of its ATMs as may be (i) required by applicable laws and regulations, (ii) required by the Network Requirements; and (iii) reasonably requested by the Bank or the Networks.

B.	Except as expressly provided for herein, Company shall not disclose any non-public personal information pertaining to a consumer’s account with any third-party; provided, however, Company may disclose non-public personal information pertaining to a consumer’s account to Bank or the Networks or as necessary to effect, administer or enforce, a transaction, or as otherwise may be required by law or a court of competent jurisdiction.

C.	The Bank and its officers, employees and agents, including third party attorneys and accountants and auditors, and regulatory officials with regulatory authority over the Bank, shall, at the Bank’s sole cost and expense, upon reasonable notice to Company, during business hours or at such other times as might be reasonable under applicable circumstances, have full and complete access to any and all of the operations and books, systems and records and other information of Company pertaining to its participation in the Networks, wherever such books, systems, records or other information may be kept.

Section 17. Governing Law and Jurisdiction

A.	This Agreement shall be governed by and interpreted and construed and the rights and obligations of the parties hereto determined in accordance with the laws of the State of Colorado.

B.	Any action brought by either party hereto against the other, arising out of or related in any manner to this Agreement shall be exclusively brought in the appropriate judicial forum located in Colorado and not in any other state court or in any federal court based on diversity of citizenship.

Section 18. Severability and Survival

A.	In the event that any part of this Agreement is ruled by the final, nonappealable order or directive of any court or regulatory authority to be invalid or unenforceable, then this Agreement shall be automatically modified to eliminate that part which is affected thereby. The remainder of this Agreement shall remain in full force and effect.

B.	All representations and warranties shall survive the expiration without renewal or earlier termination of this Agreement.

Section 19. Arbitration

In the event of any dispute between Bank and Company relating to this Agreement, or their performances hereunder, Bank and Company agree that such dispute shall be resolved by means of arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitration decision shall be binding upon the Bank and Company. The arbitrator(s) shall be limited to awarding compensatory damages and shall have no authority to award punitive, exemplary or similar type damages.

Section 20. Binding Effect

This Agreement and the rights and obligations created thereunder shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any rights or remedies as a third party beneficiary, or otherwise, under or by reason of this Agreement to any persons, firm or corporation.

Section 21. Notices

All notices, requests, demands and other communications hereunder (i) shall be in writing; (ii) shall be addressed to the parties at the addresses first set forth (iii) shall be deemed to have been given either when personally delivered or when sent by regular United States mail, in which event it shall be sent postage prepaid upon delivery thereof. All notices, requests, demands and other communications hereunder if to the Bank shall be marked for the attention of the President and if to Company shall be marked for the attention of the Chief Executive Officer.

Section 22. Further Assurances

Each party shall, at the request of the other from time to time after the Effective Date, execute and deliver such other instruments, documents, certificates, in form and substance reasonably satisfactory to their respective counsel, as may be reasonably necessary to further evidence, perfect, maintain, effectuate, or defend any and all of the respective rights and obligations of the parties hereunder, including performance of this Agreement. In the event that such further assurance is not forthcoming within a reasonable time of the date of any such request, the other party hereto may take any and all appropriate action to protect its rights and obligations hereunder.

Section 23. Force Majeure

Neither party shall be liable to the other for any claim, damage, loss or expense arising out of this Agreement if such claim, damage, loss or expense is due in whole or in part to any natural disaster, epidemic, fire, strike, war, terrorism, riot, act of God, court order, statute, governmental regulation, act or order, computer or associated equipment outages, shortages or significant fluctuations in electric power, or any other cause beyond its reasonable control; provided, however, that nothing in this Section 23 shall excuse Company from promptly paying when due amounts that are due and owing under the terms of this Agreement.

Section 24. Entire Agreement; Waiver and Amendment; Counterparts

A.	This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes and terminates all other prior commitments, arrangements or understandings, both oral and written, between the parties with respect thereto.

B.	None of the provisions of this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, their agents or employees, and may be waived only by instruments in writing signed by the authorized offer of respective party. No waiver of any provision or of the same provision on any occasion shall operate as a waiver on another occasion.

C.	This Agreement may not be modified, changed, or amended except by an instrument in writing executed by each of the parties hereto.

D.	This Agreement may be executed and delivered by the parties hereto in any number of counterparts, and by different parties on separate counterparts, each of which counterparts, taken together, shall constitute but one and the same instrument.

Section 25. Headings

The descriptive headings of this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision hereof.

Section 26. Assignment

A.	Company shall not assign this Agreement without the prior written consent of the Bank, which consent shall not be unreasonably withheld.

B.	Bank may assign this Agreement to any party upon written notice to Company provided that such assignee of Bank is capable of performing the duties and obligations of Bank hereunder.

IN WITNESS WHEREOF, this Agreement is executed by the parties to be effective as of the date first set forth above.

Global Cash Access, L.L.C.		Western Union Bank

By:	/s/ KIRK SANFORD	By:	/S/ ADAM P. COYLE
Title:	CEO	Title:	President

Schedule A

Networks

Cirrus (pending application approval)

NYCE

Plus

Star

FIRST AMENDMENT TO

AUTOMATED TELLER MACHINE SPONSORSHIP AGREEMENT

THIS FIRST AMENDMENT TO AUTOMATED TELLER MACHINE SPONSORSHIP AGREEMENT (“Amendment”) is made this 10th day of March, and amends that certain AUTOMATED TELLER MACHINE SPONSORSHIP AGREEMENT, dated November 12, 2002, (“Agreement”) by and between Global Cash Access, L.L.C., and First Financial Bank (f.k.a. Western Union Bank), with its principal place of business located at 12500 E. Belford Avenue, Mail Stop M18U, Englewood, CO 80112, with reference to the following:

1.	Schedule A to the Agreement is hereby amended and restated in its entirety in as follows:

“Schedule A

Networks

NYCE”

IN WITNESS WHEREOF, this Amendment is executed by the parties to be effective as of the date first set forth above.

Global Cash Access, L.L.C.		First Financial Bank

By:	/s/ KIRK SANFORD	By:	/s/ ADAM P. COYLE
Title:	President	Title:	President